Exhibit 10.1

EMPLOYMENT AGREEMENT

    This Employment Agreement (this “Agreement”) is effective as of 1 August 2022 (the “Effective Date”), and is entered into by and between the Company (hereinafter defined), and Executive (hereinafter defined) (collectively with the Company, the “Parties”; each of the Parties referred to individually as a “Party”).

WHEREAS, the Company desires to employ Executive in accordance with the terms and conditions set forth below; and

WHEREAS, Executive desires to be employed by the Company in accordance with the terms and conditions set forth below;

WHEREAS, the Parties acknowledge and agree that Executive will reside and work for the Company in the U.S through no later than 31 December 2023 upon which time Executive will relocate and work for Company in the U.K.;

WHEREAS, the Parties intend for this Agreement to govern Executive’s employment while residing in the U.S. and intend to execute a new agreement on substantially similar terms (but subject to U.K. law and practice) governing Executive’s employment while residing in the U.K.;

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

PARTIES

(1)COMPASS PATHWAYS, INC., a Delaware corporation with a principal place of business at 180 Varick Street, 6th Floor New York, NY 10014, (the "Company"); and

(2)KABIR NATH of 115 North Union Street, Lambertville, NJ 08530 (the "Executive").

AGREED TERMS

1.Definitions

1.1The following terms shall have the following meanings unless the context requires otherwise:

"Board" means the board of directors of the Company or any person or committee of the board duly appointed by it;

"Capacity" means as agent, consultant, director, Executive, owner, partner, shareholder or otherwise;

"Confidential Information" means trade secrets, knowhow and information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of any Group Company or any of their suppliers, customers, agents, shareholders or management, including (but not limited to): (a) business, financial or strategic information or plans; (b) technical data, research data and know-how; (c) litigation, potential litigation or legal advice; (d) employment terms; (e) commercial terms with business partners; (f) products or services in the course of development; (g) processes, techniques or know-how; (h) details of any joint ventures before or after the date of this agreement, whether or not such information is marked confidential;

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"Copies" means copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information;

"Intellectual Property" means patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

"Invention" means any invention, idea, discovery, development, notation, formula, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium;

"Termination" means the termination of the Executive’s employment under this Agreement however caused, whether with Cause or not, and "Termination Date" means the date of Termination.

1.2In this Agreement, unless the context otherwise requires:

1.2.1words in the singular include the plural and in the plural include the singular;

1.2.2any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.2.3the headings are inserted for convenience only and shall not affect its construction;

1.2.4reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension or re-enactment and includes any subordinate legislation for the time being in force made under it;

1.2.5the Schedules, if any, shall form part of this Agreement, shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Schedules; and

2.Term of Employment

Subject to earlier termination pursuant to Section 18, the term of this Agreement shall commence upon the Effective Date and shall continue until the earlier to occur of (i) the date Executive relocates to the United Kingdom or (ii) 31 December 2023 (the “Initial Term”). Effective upon expiration of the Initial Term, the Parties will enter into a new agreement substantially similar to this Agreement and those of other UK-based executives at the Company.

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3.Conditions and Warranties

3.1The Executive represents and warrants that:

3.1.1the Executive is eligible to work in the United States and agrees to provide documentation to support such eligibility within the time period required by applicable law; and

3.1.2the Executive is not bound by or subject to any written or oral agreement, pact, covenant, or understanding with any previous or concurrent employer, or any other party, that would limit, abridge, restrict, or interfere with, in any way, his ability to perform his duties and obligations hereunder.

3.1.3That the performance of his duties and obligations hereunder shall not violate any written or oral agreement, pact, covenant, or understanding by and between him and any previous or concurrent employer, or any other party.

3.1.4That he will not use any trade secret, or confidential or proprietary information, of any of his previous or concurrent employers, or that was obtained, learned, or procured during any period of employment prior to or concurrent with his employment with the Company, in connection with his employment with the Company or in the performance of his duties and obligations hereunder.

3.1It is a condition of this employment that the Executive has and maintains during the course of this employment, valid United States citizenship or immigration status which permits the Executive to be employed by the Company in the role for which the Executive is employed, and authorization to travel to the United Kingdom when and if necessary, from time to time. The Executive must notify the Company immediately if at any time the Executive does not meet this condition.

3.2If the Executive is in breach of any of the warranties or fails to satisfy the conditions set out in this clause 3 then the Company shall be entitled to terminate the Executive’s employment immediately and without payment of any severance or other benefits other than as required by law.

4.Duties

4.1The Executive shall serve the Company as the Chief Executive Officer of the Company.

4.2During the employment the Executive shall:

4.2.1devote sufficient time, attention, effort, and skill to his position with and the business of the Company and any other Group Company for which the Executive is required to work from time to time;

4.2.2faithfully and diligently exercise such powers and perform such duties for each Group Company as may from time to time be assigned by the Company;

4.2.3comply with all reasonable and lawful directions given by the Board;

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4.2.4promptly make such reports to the Board in connection with the affairs of each Group Company on such matters and at such times as are reasonably required;

4.2.5use their utmost endeavours to promote, protect, develop and extend the business of the Company;

4.2.6comply with their common law, statutory, and regulatory laws, rules, regulations, licensing requirements, and fiduciary duties of, or that may be applicable to, his employment with the Company;

4.2.7at all times conduct the business of each Group Company for which the Executive is responsible in a lawful and ethical manner; and

4.2.8In the event that any term(s) of this Agreement conflicts with a term(s) of any handbook, policy, practice, or procedure adopted or maintained, at any time, by the Company, the term(s) of this Agreement shall control and supersede such conflicting term(s).

5.Regulatory Compliance and Policies and Procedures

5.1The Executive will read and comply with:

5.1.1any rules, policies and procedures that apply to each Group Company at all times; and

5.1.2any other laws and regulations material to the conduct of the business of the Company or any Group Company.

5.2Although the Company’s rules, policies and procedures may or may not form part of this Agreement, failure to comply with them may result in disciplinary action up to and including dismissal.

6.Place of Work

6.1Executive’s principal place of employment shall be in the United States and the Parties anticipate that the majority of Executive’s business time shall be spent in such location, although substantial time may be spent, as part of Executive’s employment with the Company, in such other domestic and/or international locations as may be reasonably requested by the Company from time-to-time, for which Executive may be required to travel. Without limiting the general obligations of this clause, the Executive will be required to travel to the United Kingdom.

6.2The Executive agrees to travel on any business of any Group Company (both within the United States, the United Kingdom and abroad) as may be required for the proper performance of the Executive’s duties.

7.Hours of Work

Executive acknowledges and understands that his position of employment with the Company is considered “exempt,” as that term is defined under the Fair Labor Standards Act and applicable state or local law(s). As an exempt Executive, Executive is not eligible to receive overtime pay.

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8.Salary

8.1The Company shall pay Executive a base salary equal to $580,000.00USD per year (as it may be adjusted from time to time, the “Annual Salary”), less applicable taxes, withholdings, any deductions required by law, and any deductions that may be authorized by Executive, from time to time, in accordance with applicable federal, state, and/or local law. The Annual Salary shall be payable in installments or otherwise in accordance with the Company’s standard payroll practices and procedures, as in effect from time to time.

8.2The salary paid to the Executive may be reviewed annually. The Company is under no obligation to award an increase following a salary review.

8.3The Executive will reimburse the Company upon demand for the personal use of any Company credit card, any other unauthorised transactions entered into by the Executive or any overpayments made to the Executive.

8.4Upon relocation to the U.K., Executive’s annual base salary will be paid in GBP and be equal to the greater of (i) £431,000.00GBP or (ii) the GBP equivalent of $580,000.00USD calculated at the then-prevailing exchange rate as indicated in the Wall Street Journal.

9.Expenses

The Company shall reimburse any expenses necessarily incurred by the Executive in the proper performance of the Executive’s duties under this Agreement subject always to the rules and policies of the Company from time to time and subject to the Executive providing receipts or other evidence of payment as the Company may require.

10.Annual Bonus

10.1The Executive shall be eligible to earn an annual discretionary bonus, in a gross target amount equal to 60% of the then-current Annual Salary (any bonus awarded hereunder shall hereinafter be referred to as an “Annual Bonus”). Whether to pay an Annual Bonus, and if so, the amount of any such bonus, shall be determined by the Board in its sole discretion. In setting the amount, if any, of any Annual Bonus, the Board shall in good faith consider the Company’s overall performance, as well as the Executive’s individual performance, including such terms or targets as the Board may communicate from time to time. The Board shall be entitled to determine, in its sole discretion, whether such targets have been met and where such targets have been met in full or part shall have the discretion to determine whether to make payments and, if so, in what amount. Any Annual Bonus will be paid within 90 days following the end of the fiscal year in which the applicable services were performed, in accordance with the Company’s bonus payment practices in effect from time to time for similarly-situated Executives of the Company, subject to all applicable withholdings and/or deductions. In order to earn, accrue, and receive any Annual Bonus, Executive must be actively employed by the Company and in good standing, as determined by the Board in its discretion, without having received from or tendered to the Company notice of termination or anticipated termination (for any reason) at the time that such bonus is to be paid to Executive. Bonus entitlement does not accrue in the course of a year, and the Executive is not entitled to payment of a bonus, or any pro rata portion of it, if the Executive leaves employment prior to the date that the bonus is paid. Payment of a bonus for any year will not give rise to an entitlement or expectation of a bonus for any other year. Any entitlement to a bonus shall also be subject to any additional requirements of any Company bonus plan that may be in place from time to time.

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10.2The Board may suspend, alter or discontinue any bonus payment(s) or any bonus plan and its eligibility requirements at any time (whether generally or in relation to the Executive only) at its absolute discretion. If the Executive receives any bonus payment the Company is not obliged to make any further bonus payments and any bonus payment will not become part of the Executive's contractual remuneration or fixed salary.

10.3Upon relocation to the U.K., Executive’s Annual Bonus will remain a gross target amount equal to 60% of the then-current GBP annual base salary.

11.Benefit Plans

11.1The Executive shall, during employment, be entitled to participate in any and all medical insurance, group health, disability insurance, life insurance, incentive, savings, retirement, and other benefit plans, if any, which are made generally available to similarly-situated Executives of the Company (and subject to eligibility requirements, enrollment criteria, and other terms and conditions of such plans), and which the Company, in its sole discretion, may at any time amend, modify, or terminate, subject to the terms and conditions of such plans and applicable federal, state, or local law.

11.2The Company’s obligation under this clause is limited to paying premiums to the relevant benefits provider. If the benefit provider refuses to accept a claim under the relevant benefit plan the Company shall have no obligation or responsibility to challenge that decision or to compensate the Executive.

11.3Upon relocation to the U.K., Executive will be entitled to participate in the Company’s benefit plans (including pension plan) generally available to similarly-situated U.K. executives of the Company, as amended from time to time. U.S. benefit and pension plans will no longer be provided to Executive.

12.Vacation

The Executive shall be entitled to vacation in accordance with and subject to applicable law and Company policy as may be in effect from time to time. The Company reserves the right, in its discretion, to change such policy subject to applicable law. Executive’s current vacation time is equal to 25 days.

Upon relocation to the U.K., Executive’s vacation and sick leave will be subject to the Company’s U.K. policy and U.K. law, as in effect from time to time.

13.Sick Leave

13.1The Executive shall be entitled to paid sick leave in accordance with and subject to applicable law and Company policy as may be in effect from time to time. The Company reserves the right, in its discretion, to change such policy subject to applicable law.

13.2The rights of the Company to terminate the Executive’s employment under the terms of this Agreement apply even when such termination would or might cause the Executive to forfeit any entitlement to sick pay, permanent health insurance or other benefits, unless applicable law requires otherwise.

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14.Outside Activities and Interests

14.1The Executive shall not during the employment, except as a representative of the Company or with the Board’s prior written consent, whether directly or indirectly, paid or unpaid, be employed, engaged, concerned or interested in any other actual or prospective business, organization, occupation or profession.

14.2Nothing in this Agreement shall prevent the Executive from holding an investment by way of shares or other securities to in any entity listed or dealt on a recognized stock exchange (a “Permitted Investment”) provided always that during the term of the employment: (i) the Permitted Investment shall not constitute more than 3% of the issued share capital of the entity concerned, and (ii) the Executive makes full disclosure of such Permitted Investments and any actual or apparent conflicts of interest resulting therefrom, so that the Company can make appropriate determinations on the propriety of any investment.

15.Confidential Information

15.1Executive acknowledges that during his employment with the Company, and by the nature of Executive’s duties and obligations hereunder, Executive will come into close contact with Confidential Information of the Company and its subsidiaries, affiliates, and/or other related entities, as applicable. Confidential Information does not include: (i) Executive’s general skills and experience; (ii) information that was lawfully in Executive’s possession prior to his employment with the Company (other than through breach by a third party of any confidentiality obligation to the Company); (iii) information that is or becomes publicly available without any direct or indirect act or omission on Executive’s part; (iv) information that is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that, except as set forth in and subject to Section 15.4 of this Agreement, Executive shall first have given reasonable notice to the Company prior to making such disclosure; or (v) information that is generally known within the industries or trades in which the Company transacts business.

15.2Executive acknowledges and agrees that each and every part of the Company’s Confidential Information: (a) has been developed by the Company at significant effort and expense; (b) is sufficiently secret to derive economic value from not being generally known to other parties; (c) is proprietary to and a trade secret of the Company and, as such, is a valuable, special, and unique asset of the Company; and (d) constitutes a protectable business interest of the Company. Executive further acknowledges and agrees that any unauthorized use or disclosure of any Confidential Information by Executive will cause irreparable harm and loss to the Company. Executive acknowledges and agrees that the Company owns the Confidential Information. Executive agrees not to dispute, contest, or deny any such ownership rights either during or after Executive’s employment with the Company.

15.3In recognition of the foregoing, and except as set forth in and subject to Section 15.4 of this Agreement, Executive covenants and agrees as follows:

i.Executive will use Confidential Information only in the performance of his duties and obligations hereunder for the Company;

ii.Executive will take all necessary and reasonable steps to protect Confidential Information from being disclosed to

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anyone within the Company who does not have a need to know the information and to anyone outside of the Company; and

iii.Promptly upon Executive’s termination, and in any event no later than three (3) business days after Executive’s employment with the Company ceases, Executive shall return to the Company any and all Confidential Information in his possession, custody, or control.

15.4Executive acknowledges and agrees that his obligations under this Section 15 of the Agreement shall remain in effect indefinitely.

Notwithstanding the foregoing, nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict Executive’s (or his attorney’s) right, without prior authorization from or notification to the Company: (i) to communicate with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of discrimination, harassment, retaliation, improper wage payments, or any other unlawful employment practices under federal, state, or local law, or to file a charge, claim, or complaint with, or participate in or cooperate with any investigation or proceeding conducted by, any such agency; (ii) to report possible violations of federal, state, or local law or regulation to any government agency or entity, including but not limited, to the extent applicable, to the U.S. Department of Labor, the Department of Justice, the Securities and Exchange Commission (the “SEC”), the Congress, and/or any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (iii) to communicate directly with, respond to any inquiry from, or provide testimony before, to the extent applicable, the SEC, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal, state, or local regulatory authority, regarding this Agreement or its underlying facts or circumstances.

In addition, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

16.Reporting Obligation

16.1It is the duty of the Executive to report to the Board any material breach by any Executive, Executive or Group Company of their legal obligations of which the Executive is aware. Concerns should be reported, in writing, to the Board.

16.2Whilst it is the Company’s clear policy to operate in an ethical and lawful manner and to foster an environment which facilitates the internal reporting of matters of concern for the avoidance doubt nothing in this Agreement prevents the Executive from reporting any regulatory

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breaches to any regulator or reporting any criminal conduct to the relevant authorities.

17.Intellectual Property

17.1All Intellectual Property is exclusively the property of the Company. Executive will promptly disclose in writing, in full detail to persons authorized by the Company, all Intellectual Property which Executive conceives, creates, makes, or develops during his employment with the Company, which relate either to Executive’s work assignment with the Company, or the trade secrets, confidential or proprietary information, business, or potential business of the Company, for the purpose of determining the Company’s rights in such Intellectual Property. Executive agrees he will not file any patent application, or other application seeking intellectual property rights relating to any such Intellectual Property without the prior written consent of the Company’s General Counsel or his/her designee. If Executive does not prove that Executive conceived or made the Intellectual Property entirely after leaving the Company’s employment, the Intellectual Property is presumed to have been conceived or made during the period of time Executive was employed by the Company, and Executive agrees to assign said Intellectual Property to the Company.

17.2The term “Intellectual Property” excludes any software program, application program interface, equipment, supplies, resources, facilities, data, products, information, materials, or trade secrets used by the Company, and which was developed entirely on Executive’s own time, unless said Intellectual Property: (i) relates to the Company’s business or potential business; or (ii) results from tasks assigned to Executive by the Company or from work performed by Executive for the Company.

17.3All Intellectual Property will belong solely to the Company from conception. The Company shall be the sole owner of all issued patents, pending patent applications, before any relevant authority worldwide (including any additions, continuations, continuation-in-part, divisional, reissue, reexaminations, renewals or extensions based thereon), copyrights and other works of authorship, domain names, trade secrets, trademarks, service marks, and all other intellectual property or other rights (collectively, the “Proprietary Rights”) in connection with all Intellectual Property in the United States and/or in any other country. Executive further acknowledges and agrees that such Intellectual Property and other works of authorship shall be deemed “works made for hire” as defined in the U.S. Copyright Law, 17 U.S.C. § 101 et seq. (as amended), and were prepared by Executive within the scope of his employment with the Company, for purposes of the Company’s rights under copyright laws, and are owned by the Company. To the extent that title to any Intellectual Property or any materials comprising or including any Intellectual Property, e.g., derivative work, including all Proprietary Rights embodied therein, does not, by operation of law, vest in the Company, or is not considered “works made for hire,” Executive hereby irrevocably assigns to the Company all of his rights, title and interest to that Intellectual Property, including all Proprietary Rights embodied therein, free of all encumbrances and restrictions. At any time during or after Executive’s employment with the Company that the Company requests, Executive will cooperate, and take any action, including signing whatever written documents of assignment the Company deems reasonably necessary, to formally evidence Executive’s irrevocable assignment to the Company of any Intellectual Property and all related

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Proprietary Rights, and, upon the Company’s request, he shall deliver to the Company any documents which the Company deems necessary to effect the transfer or prosecution of rights for all Intellectual Property and Proprietary Rights in the United States and/or in any other country. At all times during and after Executive’s employment with the Company, Executive will cooperate and assist the Company in obtaining, maintaining and renewing patent, copyright, trademark and other appropriate protection for any Intellectual Property, in the United States and in any other country, at the Company’s expense. In the event that the Company is unable, after reasonable effort, to secure Executive’s signature on any document or documents needed to apply for or prosecute any patent, copyright, domain name, trademark, or other right or protection relating to Intellectual Property, for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file any such application or applications, and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, domain names, trademarks, or similar protections thereon with the same legal force and effect as if executed by Executive. With respect to Intellectual Property owned by the Company, Executive hereby waives all rights of publicity, moral rights or droit morale, and agrees not to enforce or permit others to enforce such rights against the Company or its successors in interest.

17.4Executive hereby grants to the Company a license to use, without further compensation or approval from Executive, Executive’s name, image, portrait, voice, likeness, and all other rights of publicity, or any derivative or modification thereto that the Company may create, in any and all mediums, now known or hereafter developed, provided that such use is in relation to the Company’s business and consistent with professional business standards, and does not disparage Executive; provided, however, that if written notice is provided to the Company by Executive following termination of Executive’s employment (for any reason) requesting that the Company cease using Executive’s likeness, the Company shall have 30 calendar days to cease using Executive’s likeness in the manner set forth in the notice.

18.Termination

18.1The Company and Executive agree that this Agreement, and Executive’s employment with the Company, shall terminate upon the earliest to occur of the following events:

i.mutual written agreement of the Company and Executive;

ii.termination of Executive’s employment by the Company with Cause. For purposes of this Agreement, the term “Cause” shall mean: (a) any act or omission of Executive that, in connection with his employment with the Company, amounts to or constitutes a breach of a fiduciary duty, gross negligence, willful misconduct, or material misconduct, or that amounts to or constitutes fraud, embezzlement, or misappropriation; (b) Executive’s breach of any term(s) of this Agreement; (c) Executive’s violation of any policy(ies) established, adopted, or maintained by the Company; (d) any act or omission of Executive that is demonstrably and materially injurious to the Company; (e) any act or omission of Executive that causes the

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Company to suffer or endure public disgrace, disrepute, or economic harm; (f) Executive’s misappropriation of corporate assets or corporate opportunities; (g) Executive’s conviction of a felony, a crime involving financial dishonesty towards the Company, or a crime involving moral turpitude; or (h) Executive’s failure to follow the reasonable directives of the Company or to perform the material responsibilities or duties of his position; provided, however, that, in the event that the applicable act, event, or occurrence constituting “Cause” may be or is capable of being cured by Executive, “Cause” shall not be deemed to exist with respect to such act, event, or occurrence unless (x) the Company has delivered to Executive a written notice (email to suffice) providing Executive with 30 calendar days to cure such act, event, or occurrence and (y) Executive has failed to cure such act, event, or occurrence within the 30-day cure period;

iii.termination of Executive’s employment by the Company, upon 90 calendar days’ prior written notice to Executive, without Cause (or payment in lieu thereof);

iv.termination of Executive’s employment by Executive with Good Reason, provided that Executive has first provided written notice of such reason to the Company no later than thirty (30) days after the event or occurrence constituting Good Reason first arises, with such notice affording the Company thirty (30) days, from the date of the Company’s receipt of such notice, to cure the deficiency, and further provided that, upon such cure by the Company, “Good Reason” shall not be deemed to exist for purposes of this Agreement. The term “Good Reason” shall mean the occurrence of any of the following events without the consent of Executive: (a) a material breach of this Agreement by the Company; (b) a material reduction in the Annual Salary or target Annual Bonus; or (c) a material reduction in Executive’s responsibility, authority, or duties relative to Executive’s responsibility, authority or duties in effect immediately prior to such reduction, except for any change in title or reporting relationship (such title or reporting change shall not constitute Good Reason);

v.termination of Executive’s employment by Executive, upon 90 calendar days’ prior written notice to the Company, without Good Reason (or payment in lieu thereof); or

vi.death or Disability of Executive. Executive shall be deemed to be “Disabled” if he is unable to perform the essential functions of his position, with or without a reasonable accommodation, for either 120 consecutive days, or 180 aggregate days in a twelve-month period, by reason of any physical or mental impairment.

18.2The rights of the Company under clause 18.1 are without prejudice to any other rights that it might have at law to terminate the Executive’s employment or to accept any breach of this Agreement by the Executive as having brought the Agreement to an end. Any delay by the Company in exercising it rights to terminate shall not constitute a waiver thereof.
18.3In the event of termination pursuant to section 18.1 (iii) or (iv) hereunder, Executive shall be entitled to severance in the amount equal to the sum of one year’s annual base salary and the target Annual Bonus for

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the year in which termination occurs. Severance under this section shall be paid to Executive in a lump sum within thirty (30) days of the termination of his employment.

19.Housing, Relocation Allowance, Initial Equity Grant and Attorneys’ Fees

19.1The Company shall pay the Executive a cash contribution towards housing costs of £12,000GBP per month from the Effective Date until August 2023 subject to deductions required by law and payable in accordance with the provisions for payment of the Executive’s basic salary contained in clause 8.1. For the avoidance of doubt, the housing contribution will not form part of the Executive’s basic salary for any purpose and will not be pensionable nor considered in the calculation of any bonus referred to in clause 10.

19.2The Company shall pay the Executive a one-time cash contribution towards moving and relocation costs of $250,000USD at the time the Executive relocates to the United Kingdom, which shall be no later than 31 December 2023. Such contribution shall be subject to deductions required by law. For the avoidance of doubt, the contribution will not form part of the Executive’s basic salary for any purpose and will not be pensionable nor considered in the calculation of any bonus referred to in clause 10.

19.3The Company shall make an initial grant of equity in the amount of 600,000 options and 50,000 RSUs in accordance with Company’s policies and procedures with respect to the granting of equity.

19.4The Company will reimburse Executive for the actual cost incurred by Executive of attorneys’ fees in the review and negotiation of this Agreement. Said reimbursement will not in any event exceed $5,000.00USD.

20.Obligations Upon Termination

20.1On Termination or, if requested earlier, the Executive shall:

20.1.1immediately deliver to the Company all documents, books, materials, records, correspondence, papers, Copies, Confidential Information and other business information (on whatever media and wherever located) relating to the business or affairs of any Group Company or its business contacts, any keys and any other property of any Group Company, which is in the Executive’s possession or control; and

20.1.2delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory (including on any personal computer, personal device, personal email account or web account), and all matter derived from such sources which is in their possession or under their control outside the premises of the Company.

21.Shares

21.1The Executive may at the absolute discretion of the Company be granted an option or other award over shares in the Company. Any

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such option or award shall be governed by rules set by the Company and which may be varied from time to time by the Company. Any such options or awards are not benefits conferred by this contract of employment.

21.2If on termination of this Agreement, whether lawfully or in breach of contract, the Executive loses any rights or benefits in relation to any awards or options the Executive held immediately prior to such termination of this Agreement (“Other Awards”) which the Executive would not have lost had the Agreement not been terminated (for example, the Executive is not employed as at a vesting date and therefore options which would have vested on that date lapse) the Executive shall not be entitled to be compensated for any such loss.

22.Post Termination Restrictions

In consideration for the Company’s offer to employ Executive under the terms herein, the Executive agrees that Schedule 1 shall take effect.

23.General

23.1A notice given to a party under this Agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address given for that party in this Agreement, in the case of the Executive to their personal email address or as otherwise notified in writing to the other party. A notice given by email shall be deemed to take effect one hour after it is sent, a notice sent by first class post shall be deemed to take effect on the next working day and notice sent by courier upon delivery at the address in question. A notice required to be given to the Company under this Agreement shall not be validly given if sent by email.

23.2This Agreement, together with all exhibits and schedules annexed hereto, constitutes the entire agreement between the Parties relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. In entering into and performing under this Agreement, neither the Company nor Executive has relied upon any promises, representations, or statements except as expressly set forth herein. No modification, alteration, amendment, revision of, or supplement to this Agreement shall be valid or effective unless the same is memorialized in a writing signed by both by Executive and a duly-authorized representative or agent of the Company.

23.3The Executive agrees that in entering into this Agreement the Executive does not rely on and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not expressly set out in this Agreement. The

23.4No variation or agreed termination of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

23.5The Executive shall not be contractually entitled to receive any benefit from the Company which is not expressly provided for by this Agreement.

Exhibit 10.1

23.6This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same agreement.

23.7This Agreement shall in all respects be interpreted, enforced, and governed by and in accordance with the internal substantive laws (and not the laws of choice of laws) of the State of New Jersey.

Executive: _/s/ Kabir Nath______________
Kabir Nath

Date ___June 28, 2022_______

Company (Compass Pathways, Inc.)

_/s/ George Goldsmith___________________

George Goldsmith

Date __June 27, 2022________

Exhibit 10.1
SCHEDULE 1
POST TERMINATION RESTRICTIONS

(1)In this Schedule, the following terms not otherwise defined in the Agreement shall have the following meanings unless the context requires otherwise:

"Look Back Period" the period of 12 months before the Termination Date;

"Restricted Business" those parts of the business of the Company and any Group Company with which the Executive was either:

(a)involved to a material extent; or
(b)privy to Confidential Information, in each case during the Look Back Period.

"Restricted Client" any firm, company or person who, during the Look Back Period was either a client or customer of or was otherwise in the habit of dealing with the Company or any Group Company and with whom or which the Executive either:

(a)had material personal contact; or
(b)was privy to Confidential Information, in each case during the Look Back Period.

"Restricted Prospective Client" any firm, company or person who was a prospective client or customer of the Company or any Group Company with whom or which the Company or any Group Company has been in negotiations during the Look Back Period or had expended significant time or resources and with whom or which the Executive:

(a)had material personal contact; or
(b)was privy to Confidential Information, in each case during the Look Back Period.

“Restricted Subject Matter Expert” means anyone employed or engaged by the Company or any Group Company who holds a high degree of technical experience in their area (such that their replacement would be costly and/or disruptive to the Company or any Group Company’s business) and with whom the Executive had material dealings during the period of 12 months immediately preceding the Termination Date in the course of the Executive’s employment.

“Supplier” means any person, firm, company or entity who during the period of 12 months immediately preceding the Termination Date was a supplier of services to the Company or any Group Company and with whom the Executive had material contact during the period of 12 months immediately preceding the Termination Date in the course of their employment.

“Competitor” means any person, firm, company of entity that Executive joins, works for as an employee or contractor, or otherwise assists, that has a business, product or service that is competitive with the a business product or service provided by the Company following the termination of his employment with the Company.

(2)In order to protect the Confidential Information, trade secrets and business connections of the Company and each Group Company to which the Executive has access as a result of the employment, the Executive covenants with the Company (for itself and as trustee and agent for each Group Company) that the Executive shall not:

Exhibit 10.1
(c)for twelve (12) months after the Termination Date, solicit or endeavour to entice away from the Company or any other Group Company the business or custom of a Restricted Client in competition with any Restricted Business, unless the Competitor has already solicited or conducted business with the Restricted Client; or

(d)for twelve (12) months after the Termination Date, be involved with the provision of products or services to (or otherwise have any business dealings with) any Restricted Client in the course of any business concern which is in competition with any Restricted Business, unless the Competitor has already conducted Restricted Business with the Restricted Client; or

(e)for twelve (12) months after the Termination Date, solicit or endeavour to entice away from the Company or any other Group Company the business or custom of a Restricted Prospective Client in competition with any Restricted Business, unless the Competitor already does business with the Restricted Prospective Client or has already solicited the Restricted Prospective Client; or

(f)for twelve (12) months after the Termination Date, be involved with the provision of products or services to (or otherwise have any business dealings with) any Restricted Prospective Client in the course of any business concern which is in competition with any Restricted Business, unless the Competitor already does business with the Restricted Prospective Client or has already solicited the Restricted Prospective Client for Restricted Business ; or

(g)for twelve (12) months after the Termination Date, in the course of any business concern which is in competition with any Restricted Subject Matter Expert, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement, unless the Restricted Person applies for employment or otherwise seeks affiliation with a Competitor without solicitation by Executive; or

(h)for twelve (12) months after the Termination Date, solicit, entice away or interfere with the Company’s or any Group Company’s relationship with or endeavour to solicit, entice away or interfere with the Company’s or any Group Company’s relationship with any Supplier, unless Competitor already does business with the Supplier;

(i)for twelve (12) months after the Termination Date, be employed by, work for the benefit of, engaged by, interested in or concerned with any for-profit or not-for-profit entities with a focus on improving mental health care through integrated therapeutic, diagnostic, psychological support and/or digital models of care.

(3)The Executive covenants with the Company (for itself and as trustee and agent for each Group Company) that the Executive shall not at any time after the Termination Date, represent any connection with any Group Company in any Capacity, other than as a former Executive, or use any registered business names or trading names associated with any Group Company.

(4)None of the restrictions in this Schedule shall prevent the Executive from holding a Permitted Investment.

(5)The restrictions imposed on the Executive by this Schedule apply to the Executive acting:

(a)directly or indirectly; and

Exhibit 10.1

(b)in any Capacity, on their own behalf or on behalf of, or in conjunction with, any firm, company or person.

(6)If the Executive receives an offer to be involved in a business concern in any Capacity during employment, or before the expiration of the restrictions set out in paragraph (2) above, the Executive shall give the person making the offer a copy of this Schedule and shall tell the Company the identity of that person as soon as possible after accepting the offer.

(7)Each sub-paragraph (2)(a) to (2)(g), each definition set out in this Schedule, each limb of each such definition and each operative word within each sub-paragraph or definition is agreed to be a separate and severable restriction, notwithstanding that they are combined together for the sake of brevity. The parties agree that if any such restrictions shall be held to be void but would be valid if part of: (a) the wording of such restriction were deleted, such restriction shall apply with such deletion (including but not limited to a single word or words) as may be necessary to make it valid or effective; and (b) the wording of any definition were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective but the deletion in that definition shall not apply to any other restriction, so that each definition is deemed to be repeated each time it is used. The parties agree that if any such restrictions shall be held to be void on account of its duration, the duration of each restriction shall take effect as if reduced by a month, until the resulting period shall be valid and enforceable.

(8)If the Executive breaches any of the provisions in this Schedule the Company may elect to extend the period during which the relevant breached provisions apply by a length of time equal to the period during which the breach continues, such additional period to commence on the date on which the original period would have expired. The Executive agrees that the Company's right to apply for injunctive relief or damages is not prejudiced by this clause.

(9)The Executive enters into each of the restrictions in this Schedule for the benefit of the Company on its own behalf and as trustee for each Group Company. The Executive will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which the Executive agrees to be bound by restrictions corresponding to those restrictions in this Schedule in relation to that Group Company.

(10)The Executive acknowledges that if the Executive breaches the restrictions set out in this Schedule the Company will suffer irreparable loss, damages will not be an adequate remedy and the Company should be entitled to injunctive relief.